EXHIBIT 3.3

FIRST AMENDMENT

TO

BRESLER & REINER, INC.

AMENDED AND RESTATED BY-LAWS

Whereas, the company adopted Amended and Restated By-Laws on the 13th day of November, 2001; and

Whereas, the board of directors wishes to amend and restate Article V of the Amended and Restated By-Laws;

Now, therefore, Article V of the Amended and Restated By-Laws is amended and restated as follows:

ARTICLE I

OFFICERS

Section 1. The officers of the corporation shall be chosen by the board of directors and shall be a chairman, a chief executive officer, a president, a chief operating officer, a secretary and a treasurer. The board of directors may also choose one (1) or more vice presidents and one (1) or more assistant secretaries and assistant treasurers. Any number of the aforesaid offices may be held by the same person.

Section 2. The board of directors, immediately after each annual meeting of shareholders, shall elect a chief executive officer, a chief operating officer, and a president, each of whom may, but need not be a director, and the board shall also annually choose a secretary and a treasurer who need not be members of the board.

Section 3. The board of directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by board.

Section 4. The salaries of all officers of the corporation shall be fixed by the board of directors.

Section 5. The officers of the corporation shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the board of directors may be removed at any time by the affirmative vote of a majority of the board of directors. Any vacancy occurring in any office of the corporation shall be filled by the board directors.

THE CHAIRMAN

Section 6. The Chairman shall chair all of the meetings of the board of directors and shall perform such other executive functions as may be delegated to him by the board of directors.

THE EXECUTIVE OFFICER

Section 7. The chief executive officer shall be the chief executive officer of corporation and shall have full power and authority over the business and affairs of corporation. The chief executive officer is authorized to execute contracts, notes, deeds of trust and other documents on behalf of corporation, which authority he may delegate to other officers in his sole discretion. In the absence of the Chairman, the chief executive officer shall chair the meetings of the board of directors.

THE PRESIDENT

Section 8. The president shall have the power and authority generally conferred upon the president of a corporation, and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe. In the absence or disability of the chief executive officer, the president shall temporarily act as the chief executive officer of the corporation. The president is authorized to execute contracts, notes, deeds of trust and other documents on behalf of the corporation.

THE CHIEF OPERATING OFFICER

Section 9. The chief operating officer shall be the chief operating officer of the corporation, shall have general and active management of the operations of the corporation and shall see that all orders and directions of the chief executive officer and president are carried into effect. The chief operating officer shall report to the chief executive officer. The chief operating officer is authorized to execute contracts, notes, deeds of trust and other documents on behalf of the corporation.

THE VICE-PRESIDENTS

Section 10. The vice-presidents, if one (1), or if there shall be more than one (1), the vice-presidents, in the order determined by the board of directors, shall, in the absence or disability of the chief executive officer, president and chief operating officer, perform the duties and exercise the powers of the chief executive officer, and shall perform such other duties and have such other powers as the board of directors and/or the chief executive officer may from time to time prescribe.

THE SECRETARY AND ASSISTANT SECRETARIES

Section 11. The secretary shall attend all meetings of the board of directors and all meetings of the shareholders and record all proceedings of the meetings of the corporation and of the board of directors in a book to be kept for that purpose and shall perform like duties for the executive committee when required. The secretary shall give, or cause to be given, notice of all meetings of the shareholders and special meetings of the board of directors, and shall perform such other duties as may be prescribed by the board of directors and/or the president, under whose supervision the secretary shall be. The secretary shall keep in safe custody the seal of the corporation and, when authorized by the board of directors or the chief executive officer, affix the same to any instrument requiring it and, when so affixed, it shall be attested by the secretary’s signature or by the signature of an assistant secretary.

Section 12. The assistant secretary, if one (1), or if there be more than one (1), the assistant secretaries in the order determined by the board of directors, shall, in the absence or disability of the secretary, perform such other duties and have such other powers as the board of directors and/or the chief executive officer may form time to time prescribe.

Section 13. The treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may designate by chief executive officer or the board of directors.

Section 14. The treasurer shall disburse the funds of the corporation as may be ordered by the board of directors, taking proper vouchers for such disbursements, and shall render to the chief executive officer and the board of directors, at its regular meeting, or when the chief executive officer or board of directors so requires, an account of all the treasurer’s transactions as treasurer and of the financial condition of the corporation.

Section 15. If required by chief executive officer or the board of directors, the treasurer shall give the corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of the office of the treasurer and for the restoration to the corporation, in case of the treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers money and other property of whatever kind in the treasurer’s possession or under the treasurer’s control belonging to the corporation.

Section 16. The assistant treasurer, if one (1), or if there shall be more than one (1), the assistant treasurers, in the order determined by the board of directors, shall, in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as the board of directors and/or the chief executive officer may from time to time prescribe.

Approved by the Board of Directors at a regular meeting held on June 20, 2002

/s/ Jean S. Cafardi
Jean S. Cafardi
Secretary